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                                                                    EXHIBIT 99.2

Thursday, June 11, 1998                                     Contact:  Rusty Page
COMPANY PRESS RELEASE                                             1-704-333-3305

Source:  COHR Inc.

         COHR INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR-END RESULTS

CHATSWORTH, CA -- COHR Inc. (NASDAQ-CHRI) today announced financial results for the fourth quarter and year-end for fiscal 1998.

For the fourth quarter ended March 31, 1998, the company reported a net loss of $15.9 million or $2.48 per basic share versus a net loss of $239 thousand or $.04 per basic share for the restated fourth quarter of 1997. Revenues rose 10.4 percent to $26.9 million in this year's fourth quarter from $24.4 million in the same quarter one year ago.

Included in the fourth-quarter loss were special charges of $7.3 million, consisting primarily of an additional $4.6 million write-off of goodwill associated with certain COHR MasterPlan operations, estimated one-time costs to close certain unprofitable MasterPlan locations and additional legal and accounting costs related to a special review of the Company's operations conducted at the direction of the Board of Directors during the last two quarters of the fiscal year. Also included in the fourth-quarter loss was a charge of approximately $2.5 million for excess and obsolete inventory resulting from the adoption of new inventory management procedures.

For the fiscal year ended March 31, 1998, the company reported revenues of $102.1 million, an increase of 18.5 percent over the prior year. The full-year net loss amounted to $27.3 million or $4.25 per basic share, compared to net income of $2.3 million or $.45 per basic share for the restated fiscal year ended March 31, 1997. Included in the full-year loss were special charges of $11.4 million, consisting primarily of a $7.1 million write-off of goodwill related to certain MasterPlan operations which have been deemed to be permanently impaired, costs to close certain MasterPlan operations, severance costs and the legal and accounting costs incurred in the aforementioned special investigation.

As of March 31, 1998, the company had cash and short-term investments of $14.0 million as compared to $28.9 million as of March 31, 1997.

Lynn P. Reitnouer, Chairman of the Board of COHR Inc. stated, "The company has initiated major cost-reduction efforts that include: a seven percent reduction in total personnel, closing of certain under-utilized field offices, the restructuring of certain unprofitable operating units, revision of inventory management procedures and strengthened credit and collection policies." Reitnouer continued, "These cost-reduction actions, in tandem with our recently announced executive management team, should give our shareholders optimism and confidence that the people at COHR are working hard to return the company to profitability. The revenue growth in the fourth quarter and for the year indicate that this is a good business to be in. Our customers like what we do for them and want us to continue to provide services to them. COHR will go forward with a focus on cost control, revenue growth and restoration of profitability. Our new CEO, Raymond List, has years of turnaround and business-building experience

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and Peter Socha, Executive Vice President for Operations, and Dan Clark,
Executive Vice President for Finance and CFO, round out a top-notch and highly motivated leadership team."

COHR Inc., a leading national healthcare outsourcing and contract service organization, serves hospitals, integrated health systems and alternate site providers with a wide range of essential services and supplies.

This press release includes statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, the company's actual future results could differ materially from historical results and from those set forth in the forward-looking statements. Some of the factors that could cause actual results to differ materially include the ability to realize the anticipated cost savings noted above, the ability of the company to return the company's operations to profitability, competitive conditions, the effect of the company's restatement of financial statements and the recent results of operations on relationships with customers and employees, and other factors identified in the company's documents filed with the Securities and Exchange Commission.


---------------------------------
COHR INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR EACH OF THE YEARS ENDED MARCH 31, 1998 AND MARCH 31, 1997 (RESTATED) (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
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
                                                                               1997
                                                             1998          (AS RESTATED)
                                                           ---------       ------------
REVENUES                                                   $ 102,144          $86,221
                                                           =========          =======


SPECIAL CHARGES                                            $  11,440              ---
                                                           =========          =======



INCOME (LOSS) BEFORE INCOME TAXES                          $ (30,057)         $ 3,920
                                                           =========          =======



PROVISION FOR (BENEFIT FROM) INCOME TAXES                  $ ( 2,719)         $ 1,594
                                                           =========          =======



NET INCOME (LOSS)                                          $ (27,338)         $ 2,326
                                                           =========          =======



NET INCOME (LOSS) PER SHARE - BASIC                        $  ( 4.25)         $  0.45
                                                           =========          =======



NUMBER OF SHARES USED TO COMPUTE
NET INCOME (LOSS) PER SHARE - BASIC                            6,430            5,165
                                                           =========          =======